Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 and Form S-4 of our report dated March 27, 2023, relating to the financial statements and financial statement schedules of Conifer Holdings, Inc for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Plante & Moran, PLLC

Plante & Moran, PLLC
Chicago, Illinois
May 25, 2023